As filed with the Securities and Exchange Commission on May 1, 2019.

Registration No. 333-229463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form F-1

on Form F-3ASR

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oi S.A. – In Judicial Reorganization

(Exact Name of Registrant as Specified in its Charter)

The Federative Republic of Brazil	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Rua Humberto de Campos 425, 8th floor, Leblon 22430-190 Rio de Janeiro, RJ Federative Republic of Brazil +55 21 3131-2918
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

East 40th Street, 10th Floor

New York, NY 10016

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Bagnall White & Case LLP 200 S. Biscayne Blvd. Suite 4900 Miami, FL 33131 (305) 371-2700

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

On February 1, 2019, Oi S.A. – In Judicial Reorganization (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form F-1 (File No. 333-229463), which was amended by Pre-Effective Amendment No. 1 filed with the SEC on February 4, 2019 (as amended, the “Form F-1”). The Form F-1 was declared effective by the SEC on February 12, 2019 and registered for resale by the selling shareholders named in the prospectus up to 1,522,660,085 common shares of the Company, represented by 304,532,017 American Depositary Shares (the “Common ADSs”).

This Post-Effective Amendment No. 1 to Form F-1 on Form F-3 (“Post-Effective Amendment No. 1”) is being filed by the Company (i) to convert the Form F-1 into a registration statement on Form F-3, (ii) to include the information contained in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018 that was filed with the SEC on April 29, 2019 and (iii) to include an updated prospectus relating to the offering and sale of up to 1,405,675,930 common shares of the Company, represented by 281,135,186 Common ADSs, that were registered for resale on the Form F-1 and have not been resold as of the date of this Post-Effective Amendment No. 1.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

Oi S.A. – In Judicial Reorganization

(Incorporated in the Federative Republic of Brazil)

Offering of 1,405,675,930 Common Shares, represented by

281,135,186 Common American Depositary Shares

This prospectus relates to the resale, from time to time, by the shareholders identified in this prospectus, whom we refer to as the selling shareholders, of up to 281,135,186 American Depositary Shares, which we refer to as Common ADSs, each representing five of common shares, which we refer to as Common Shares, of Oi S.A. – In Judicial Reorganization, or Oi.

The Common ADSs to which this prospectus relates represent Common Shares previously issued by Oi to the selling shareholders on January 25, 2019 under the terms of the Subscription and Commitment Agreement, dated December 19, 2017 (as amended), among us, some of our subsidiaries and the selling shareholders, which we refer to as the Commitment Agreement. We entered into the Commitment Agreement in connection with the judicial reorganization plan, as amended, of our company and these subsidiaries, which we refer to as the RJ Plan. The RJ Plan was approved by our creditors at a General Creditors’ Meeting of creditors of our company held on December 19 and 20, 2017 to consider and approve the RJ Plan. See “Selling Shareholders.”

We are not offering any Common Shares or Common ADSs for sale under this prospectus and will not receive any proceeds from the sales of the Common ADSs by the selling shareholders under this prospectus.

The selling shareholders identified in this prospectus may offer the Common ADSs from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at privately negotiated prices. See “Plan of Distribution” for more information on the methods of sale that may be used by the selling shareholders.

The Common ADSs are listed on the New York Stock Exchange under the symbol “OIBR.C.” On April 26, 2019, the closing price of the Common ADSs on the New York Stock Exchange was US$2.07 per Common ADS. Our common shares are listed on the B3 under the symbol “OIBR3.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in the Common ADSs and Common Shares involves risk. See “Risk Factors” on page 4 of this prospectus and the risk factors contained in the documents that are incorporated by reference into this prospectus.

Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense in the United States.

The date of this prospectus is May 1, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling shareholders may offer and sell, from time to time, an aggregate of up to 1,405,675,930 Common Shares represented by 281,135,186 Common ADSs. We may add to, update or change in a prospectus supplement information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference, you should rely on the information in the applicable prospectus supplement. You should read this prospectus and any accompanying prospectus supplement, and any documents incorporated by reference described under “Incorporation by Certain Documents by Reference”, as well as any post-effective amendments to the registration statement of which this prospectus is a part and the additional information described under the heading “Where You Can Find More Information,” before making an investment in our securities.

You should rely only on the information contained in or incorporated by reference in this prospectus, and in any amendment or supplement to this prospectus prepared by us. Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information, and neither we nor the selling shareholders take any responsibility for, or can provide any assurance about the reliability of, any other information that others may give you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents, or that any information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security, unless we indicate otherwise. Our business, financial condition, results of operations, future growth prospects and other information may have changed since that date.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference in this prospectus as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The selling shareholders may only offer to sell, and seek offers to buy, our Common Shares and Common ADSs in jurisdictions where such offers and sales are permitted. Accordingly, this prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus into jurisdictions where such distribution would be unlawful.

In this prospectus, unless otherwise indicated, all references to “Oi,” “our company,” “we,” “our,” “ours,” “us” or similar terms refer to Oi S.A. and its consolidated subsidiaries. All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3, of which this prospectus is a part, with the SEC under the Securities Act of 1933, 1as amended, or the Securities Act, with respect to the Common Shares represented by Common ADSs offered under this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information in the registration statement, including the exhibits filed with the registration statement. For further information regarding us and the Common Shares represented by Common ADSs offered under this prospectus, you may desire to review the full registration statement, including the exhibits.

We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy these reports and other information filed or furnished with the SEC, including this registration statement and its exhibits and schedules, at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is www.sec.gov.

We are also subject to the informational requirements of the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, and the B3 S.A. – Brasil, Bolsa, Balcão, or the B3. You are invited to read and copy reports, statements or other information, other than any confidential filings, that we have filed with the CVM and the B3. Our public filings with the CVM are electronically available from the CVM’s Internet site at www.cvm.gov.br and are available for investor inspection at the CVM’s offices located at Rua Sete de Setembro, 111, 2nd floor, Rio de Janeiro, RJ, and Rua Cincinato Braga, 340, 2nd, 3rd and 4th floors, São Paulo, SP. The telephone numbers of the CVM in Rio de Janeiro and São Paulo are +55-21-3554-8686 and +55-11-2146-2000, respectively. Our public filings with the B3 are electronically available from the B3’s Internet site at www.b3.com.br. However, information on file with the CVM and the B3 is not incorporated by reference herein, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

Our filings are also available to the public from our Internet site at www.oi.com.br/ir. The information included on our website or that might be accessed through our website is not incorporated by reference in, and should not be considered as part of this prospectus or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus, any incorporated document or any accompanying prospectus supplement.

This prospectus incorporates by reference our annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 29, 2019 (SEC File No. 001-15256), which we refer to as our 2018 Annual Report.

We are also incorporating by reference (1) any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and (2) any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the documents that have been incorporated by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus. Requests for such information should be made to us at the following address:

Oi S.A.

Attn: Investor Relations Department

Rua Humberto de Campos No. 425, 7th floor–Leblon

22430-190 Rio de Janeiro, RJ

Telephone: +(55 21) 3131-2918

CAUTIONARY STATEMENT WITH RESPECT TO FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are set forth under “Item 3. Key Information—Risk Factors,” “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” in our 2018 Annual Report. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act or the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

Many important factors could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•	material adverse changes in economic conditions in Brazil or the other countries in which we have operations and investments;

•

the Brazilian government’s telecommunications policies that affect the telecommunications industry and our business in Brazil in general, including issues relating to the remuneration for the use of our network in Brazil, and changes in or developments of ANATEL regulations applicable to us;

•	the cost and availability of financing;

•	any judicial action that overturns or modifies the Brazilian Confirmation Order or declares the RJ Debtors bankrupt under Brazilian law and requires their liquidation;

•	the effects of intense competition in Brazil and the other countries in which we have operations and investments;

•	the general level of demand for, and changes in the market prices of, our services;

•	our ability to implement our corporate strategies in order to expand our customer base and increase our average revenue per user;

•	political, regulatory and economic conditions in Brazil, notably with respect to inflation, exchange rate fluctuation of the real, interest rates fluctuation and the political environment in Brazil;

•	the outcomes of legal and administrative proceedings to which we are or become a party;

•	changes in telecommunications technology that could require substantial or unexpected investments in infrastructure or that could lead to changes in our customers’ behavior;

•	the disposal of our international investments; and

•	other factors identified or discussed under “Item 3. Key Information––Risk Factors” of our 2018 Annual Report.

Our forward-looking statements are not guarantees of future performance, and our actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

v

PROSPECTUS SUMMARY

This summary highlights selected information about us and the Common Shares and Common ADSs that are offered hereby. It may not contain all of the information that may be important to you. Before investing in the Common Shares or Common ADSs, you should read this entire prospectus and the documents incorporated by reference into this prospectus carefully for a more complete understanding of our business and this offering, including our consolidated financial statements and the related notes incorporated herein by reference to our 2018 Annual Report, the section entitled “Risk Factors” included elsewhere in this prospectus and “Item 3. Key Information––Risk Factors” of our 2018 Annual Report, which is incorporated into this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Our Company

We are one of the principal integrated telecommunications service providers in Brazil with approximately 57.1 million revenue generating units, or RGUs, as of December 31, 2018. We operate throughout Brazil and offer a range of integrated telecommunications services that include Residential Services, Personal Mobility Services and B2B Services.

Our Residential Services business includes local and long-distance fixed-line voice services, broadband services and Pay-TV services provided to residential customers in our fixed-line concession service areas, comprising the entire territory of Brazil other than the State of São Paulo. We are the largest fixed-line telecommunications company in Brazil in terms of total number of lines in service as of December 31, 2018 based on our 11.8 million fixed lines in service as of December 31, 2018, with a market share of 51.1% of the total fixed lines in service in our service areas as of that date. We own the largest fiber optic network in Brazil, with more than 360,000 kilometers of installed fiber optic cable, distributed throughout Brazil. We focus on increasing the revenue generated by this customer base by aggressively promoting convergent services (double-play, triple-play and quadruple-play packages) including our mobile, broadband and Pay TV services. We offer a variety of high-speed broadband services. As of December 31, 2018, we had 4.9 million ADSL subscribers, representing 59.0% of our residential fixed line customers as of that date. We offer Pay-TV services under our Oi TV brand. We deliver Pay-TV services throughout our residential service areas using DTH satellite technology. As of December 31, 2018, we had 1.6 million residential Pay TV subscribers, representing 19.2% of our residential fixed line customers as of that date.

Our Personal Mobility Services business offers mobile telecommunications services throughout Brazil. Our mobile network covers areas in which approximately 94.0% of the Brazilian population lives and works. In addition, we provide network usage (interconnection) services. Based on our 37.7 million mobile subscribers as of December 31, 2018, we had a 16.4% market share of the Brazilian mobile telecommunications market as of that date.

Our B2B Services business provides voice, broadband, Pay TV, data transmission and other telecommunications services to small and medium sized enterprises, or SMEs, corporation and governmental agencies throughout Brazil. We also provide wholesale interconnection, network usage (interconnection) services and traffic transportation services to other telecommunications providers.

Principal Executive Offices

Our principal executive offices are located at Rua Humberto de Campos No. 425, 8th floor–Leblon, 22430-190 Rio de Janeiro, RJ, and the telephone number of our Investor Relations Department at this address is (55-21) 3131-2918. The website address of our company is www.oi.net.br. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

Risk Factors

Investing in the Common Shares, including in the form of Common ADSs, involves significant risk. You should carefully consider the risks described under the caption “Risk Factors” beginning on page 4 of this prospectus and the risks set forth under “Item 3. Key Information—Risk Factors” in our 2018 Annual Report, which is incorporated into this prospectus, and other risks described in any applicable prospectus supplement before investing in the Common ADSs. One or more of these factors could negatively impact our business, results of operations and financial condition, as well as our ability to implement our business strategy successfully.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of this offering.

Common Shares offered for resale by the selling shareholders	Up to 1,405,675,930 Common Shares represented by 281,135,186 Common ADSs.

Common Shares issued and outstanding	5,796,447,165 Common Shares.

Use of proceeds	The selling shareholders will receive all of the proceeds from the sale of Common Shares sold pursuant to this prospectus. We will not receive any of the proceeds from these sales. See “Use of Proceeds.”

Determination of offering price	The selling shareholders may sell all or some of the Common ADSs offered hereby from time to time at those prices as they may determine at the time of sale, as more fully described under the heading “Plan of Distribution.”

Listing	Our Common ADSs are listed on the NYSE under the symbol “OIBR.C”. Our Common Shares are also listed on the B3 under the symbol “OIBR3.”

Risk Factors	Investing in our Common Shares, including in the form of Common ADSs, involves significant risk. You should carefully consider the risks described under the caption “Risk Factors” beginning on page 4 of this prospectus and the risks set forth under “Item 3. Key Information—Risk Factors” in our 2018 Annual Report, which is incorporated into this prospectus, and other risks described in any applicable prospectus supplement, for a discussion of factors you should carefully consider before deciding to invest in our Common ADSs.

RISK FACTORS

An investment in our Common Shares and Common ADSs carries a significant degree of risk. You should carefully consider the risks described under “Risk Factors” in our 2018 Annual Report, and any updates in our reports on Form 6-K, together with all of the other information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement before you decide to purchase our Common ADSs. In general, investing in the securities of issuers in emerging market countries, such as Brazil, involves a higher degree of risk than investing in the securities of issuers in the United States. Additional risks and uncertainties not currently known to us, or those that we currently deem to be immaterial, may also materially and adversely affect our business, results of operations, financial condition and prospects. As a result, the trading price of our ordinary shares could decline and you could lose part or all of your investment. See “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

USE OF PROCEEDS

The Common ADSs and Common Shares offered hereby are being offered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the Common ADSs will go to the selling shareholders. We will not receive any part of the proceeds from such sale of Common ADSs.

CAPITALIZATION

The following table sets forth, as of December 31, 2018, the capitalization and indebtedness of our company (1) on an actual basis, (2) on an adjusted basis giving effect to (i) our issuance in January 2019 of 275,985 Common Shares after December 31, 2018 to holders that exercised Warrants and ADWs, (ii) our issuance in January 2019 of 3,497,955,156 Common Shares in the preemptive offering and under the Commitment Agreement, (iii) our repurchase of 1,800,000 Preferred Shares over the B3 for an aggregate purchase price of R$2.6 million during February 2019, and (iv) our transfer of 32,000,000 Common Shares and 1,800,000 preferred shares of Oi held in treasury to Bratel, under the Pharol Settlement Agreement in April 2019.

The “actual” column below has been derived from our audited consolidated financial statements as of December 31, 2018 prepared in accordance with U.S. GAAP, which are incorporated into this prospectus by reference to our 2018 Annual Report. You should read this table together with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto, which are incorporated herein by reference to our 2018 Annual Report.

	Actual		As Adjusted(1)
	(in millions of US$)(2)	(in millions of reais)	(in millions of US$)(2)	(in millions of reais)
Indebtedness:
Short-term debt, including current portion of long-term debt	US$174	R$673	US$174	R$673
Long-term Debt:
10.000%/12.000% Senior PIK Toggle Notes due 2025	1,654	6,408	1,654	6,408
Debentures	1,752	6,789	1,752	6,789
Restructured Export Credit Facilities	1,640	6,353	1,640	6,353
Restructured BNDES credit agreements	933	3,616	933	3,616
Restructured Brazilian credit agreements and CRIs	478	1,852	478	1,852
Non-Qualified Credit Agreement	84	326	84	326
Local currency financial institution	11	41	11	41
Default Recovery	1,118	4,332	1,118	4,332
Incurred debt issuance costs	(3)	(11)	(3)	(11)
Fair value adjustment	(3,595)	(13,929)	(3,595)	(13,929)

Long-term debt	4,072	15,777	4,072	15,777

Total debt	4,245	16,450	4,245	16,450
Shareholders’ Equity:
Preferred shares	1,057	4,095	1,057	4,095
Common shares	7,212	27,944	7,341	28,444

Share capital	8,268	32,038	8,398	32,539
Share issuance cost	(115)	(445)	(214)	(830)
Capital reserve	4,143	16,053	4,498	17,427
Treasury shares	(723)	(2,803)	(76)	(296)
Other comprehensive loss	(469)	(1,818)	(469)	(1,818)
Accumulated losses	(3,631)	(14,070)	(3,631)	(14,070)

Total shareholders’ equity attributable to the company and its subsidiaries	7.473	28,956	8,504	32,952
Non-controlling interest	63	243	63	243

Total shareholders’ equity	7,536	29,199	8,567	33,195

Total capitalization(3)	US$11,781	R$45,649	US$12,812	R$49,645

(1)

Reflects (i) our issuance in January 2019 of 275,985 Common Shares after December 31, 2018 to holders that exercised Warrants and ADWs, (ii) our issuance of 3,225,806,451 Common Shares in the preemptive offering and under the Commitment Agreement at the subscription price of R$1.24 per Common Share in January 2019, and our issuance of 272,148,705 Common Shares as compensation to the Backstop Investors under the Commitment Agreement in January 2019, (iii) our repurchase of 1,800,000 Preferred Shares over the B3 for an aggregate purchase price of R$2.6 million during February 2019, and (iv) our transfer of 32,000,000 Common Shares and 1,800,000 preferred shares of Oi held in treasury to Bratel, under the Pharol Settlement Agreement in April 2019.

(2)	Translated for convenience only using the selling rate as reported by the Brazilian Central Bank on December 31, 2018 for reais into U.S. dollars of R$3.8748=US$1.00.
(3)	Represents total debt plus total shareholders’ equity.

There have been no material changes in our capitalization or indebtedness since December 31, 2018, other than as disclosed in the table above.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 1,405,675,930 Common Shares represented by 281,135,186 Common ADSs by the selling shareholders identified in the table below. The selling shareholders are entities that have acquired Common ADSs from us under the Commitment Agreement. This prospectus and any prospectus supplement will only permit the selling shareholders to sell Common ADSs representing Common Shares identified in the column “Number of Common Shares Offered Hereby.”

The selling shareholders may, from time to time, offer and sell the Common ADSs acquired from us under the Commitment Agreement pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the Common ADSs they hold, but only Common ADSs that are currently outstanding and represent Common Shares included in the “Number of Common Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement. We do not know how long the selling shareholders will hold the Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the Common Shares.

The Common Shares represented by the Common ADSs issued to the selling shareholders under the Commitment Agreement are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell these Common ADSs. The registration of such Common Shares does not necessarily mean, however, that any of the Common ADSs representing these Common Shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their Common ADSs over the NYSE, in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices.

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of Common ADSs represented by the registered Common Shares to be made directly or through broker-dealers or agents. To the extent that any of the selling shareholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the Common ADSs represented by the registered Common Shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, based on the representations received by Oi from the selling shareholders, none of the selling shareholders are brokers or dealers or, except as set forth below, affiliated with brokers or dealers.

Each of the Canyon Funds (as defined below) and Canyon Blue Credit Investment Fund L.P. is currently a party to an investment advisory agreement (or similarly titled agreement) with Canyon Capital Advisors LLC (“Canyon”) pursuant to which Canyon is granted discretionary rights, power and authority to manage, and vote with respect to certain of, the investments of the Canyon Funds and Canyon Blue Credit Investment Fund L.P., including the investments of each Canyon Fund and Canyon Blue Credit Investment Fund L.P. in the Common Shares. Canyon is an affiliate of CP Investments LLC, a registered broker-dealer. At the time of the purchase of the Common Shares offered hereby, neither Canyon nor any of the Canyon Funds had any agreements, plans or understandings, directly or indirectly, with any person to distribute the offered Common Shares.

Brookfield Asset Management Inc. (“BAM”), a publicly traded Canadian corporation (NYSE: BAM; TSX: BAM.A), is the owner of Brookfield Holdings Canada Inc. (“BHC”). BHC is (1) the indirect owner of the managing member of Brookfield Private Equity Holdings LLC, which is in turn the managing member of Brookfield Private Equity Holdings LLC, which is in turn, the managing member of Brookfield Asset Management Private Institutional Capital Adviser, the investment manager to Brookfield Credit Opportunities Master Fund, L.P., (2) the indirect owner of 2518154 Ontario Limited, the General Partner of PF Fund Limited Partnership, and (3) the indirect owner of Brookfield Private Advisors LLC, a limited purpose broker-dealer authorized to act as placement agent to certain funds sponsored by BAM. At the time of the purchase of the Common Shares offered hereby, none of BAM or the affiliates of BAM named above had any agreements plans or understandings, directly or indirectly, with any person to distribute the offered Common Shares.

Citadel Advisors LLC (“Citadel Advisors”), the portfolio manager of Citadel Equity Fund Ltd. (“CEFL”), and CEFL are members of a group of affiliated entities that includes two separate and distinct business units: (i) a global investment firm (“Citadel”) and (ii) a global market maker (“Citadel Securities”). CEFL is part of Citadel. Citadel Securities is a registered broker-dealer. In addition, an affiliated registered broker-dealer, Citadel Clearing LLC, which is owned primarily by CEFL and certain other Citadel funds, provides CEFL with securities clearing, securities settlement, financing, custody and other related services. Citadel Clearing LLC performs services solely for CEFL and other Citadel funds. It has no third-party clients or business. At the time of the purchase of the Common Shares offered hereby, none of Citadel or Citadel Securities or the affiliates of these entities named above had any agreements, plans or understandings, directly or indirectly, with any person to distribute the offered Common Shares.

The following table sets forth the name of persons who are offering the resale of Common Shares represented by Common ADSs by this prospectus, the number of Common Shares and Preferred Shares beneficially owned by each person as of the date of this prospectus, the number of Common Shares represented by Common ADSs that may be sold in this offering and the number of Common Shares and Preferred Shares each person will own after the offering, assuming they sell all of the Common ADSs represented by Common Shares offered hereby, do not sell any Common Shares or Preferred Shares held by them that are not offered hereby and do not acquire any Common Shares or Preferred Shares. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders. Each of the selling shareholders has indicated to us that neither they nor any of their affiliates has held any position or office or had any other material relationship with us in the past three years except as described below. We will not receive any proceeds from the resale of the Common ADSs by the selling shareholders.

We have not sought to verify any information provided to us by the selling shareholders. The selling shareholders may hold, acquire, sell or otherwise dispose of our Common Shares or Preferred Shares at any time and may have acquired, sold or otherwise disposed of Common Shares or Preferred Shares since the date of the information reflected herein. Other information about our selling shareholders may also change over time.

Name	Number of Common Shares Beneficially Owned Prior to this Offering(1)(2)	Number of Preferred Shares Beneficially Owned Prior to this Offering(1)(3)	% of Total Share Capital(4)	Number of Common Shares Offered Hereby(2)	Number of Common Shares Beneficially Owned After this Offering(2)	Number of Preferred Shares Beneficially Owned After this Offering(3)	% of Total Share Capital(4)
GoldenTree High Yield Value Master Unit Trust(5)	16,463,575	—	*	7,780,810	8,682,765	—	*
CenturyLink, Inc. Defined Benefit Master Trust(5)	4,102,480	—	*	2,121,235	1,981,245	—	*
GoldenTree High Yield Value Fund Offshore (Strategic), Ltd.(5)	5,189,180	—	*	2,840,470	2,348,710	—	*
Kapitalforeningen MP Invest, High Yield Obligator(5)	5,112,040	—	*	2,500,935	2,611,105	—	*
Healthcare Employees’ Pension Plan – Manitoba(5)	3,655,320	—	*	1,297,465	2,357,855	—	*
York Global Finance Fund, L.P.(6)	351,706,830	—	6.07	351,706,830	—	—	*
Solus Opportunities IDF Series Interests of the SALI Multi-Series Fund, L.P.(7)	1,508,680	—	*	860,615	648,065	—	*
Solus SPC Master Fund Ltd for and on behalf of Segregated Portfolio 2 Master(8)	4,189,970	—	*	2,390,140	1,799,830	—	*
Sola Ltd(8)	282,069,830	13,507,114	5.10	162,583,995	119,485,835	13,507,114	2.29
Ultra Master Ltd(8)	1,111,965	—	*	1,111,965	—	—	*
Ultra NB LLC(8)	7,766,235	—	*	4,756,855	3,009,380	—	*
Solus Opportunities Fund 1 LP(8)	14,762,595	—	*	10,630,915	4,131,680	—	*
Solus Opportunities Fund 3 LP(8)	16,918,185	—	*	13,349,895	3,568,290	—	*
Solus Opportunities Fund 4 LP(8)	57,103,735	—	*	32,574,425	24,529,310	—	*
Solus Opportunities Fund 5 LP(8)	42,624,570	638,425	*	28,615,565	14,009,005	638,425	*
Canyon-ASP Fund, L.P.(9)	13,070,725	—	*	9,462,340	3,608,385	—	*
Canyon Balanced Master Fund, Ltd.(9)	26,758,220	269,679	*	18,718,915	8,308,984	269,679	*
Canyon Distressed Opportunity Master Fund II, L.P.(9)	38,710,035	—	*	27,754,730	10,955,305	—	*
Canyon-SL Value Fund, L.P.(9)	4,217,305	—	*	3,350,180	867,125	—	*
The Canyon Value Realization Master Fund, L.P.(9)	53,159,220	394,719	*	39,452,300	14,101,639	394,719	*
Canyon Blue Credit Investment Fund L.P.(10)	5,075,965	14,424	*	3,684,245	1,406,144	14,424	*
Canyon-GRF Master Fund II, L.P.(9)	3,855,860	36,774	*	3,110,535	782,099	36,774	*
Canyon NZ-DOF Investing, L.P.(9)	6,796,415	—	*	4,966,690	1,829,725	—	*
EP Canyon Ltd.(9)	2,840,935	42,760	*	2,216,835	666,860	42,760	*
Canyon Value Realization MAC 18 Ltd.(9)	1,000,505	8,115	*	882,095	126,525	8,115	*
Canyon Value Realization Fund, L.P.(9)	24,978,320	212,673	*	18,591,590	6,599,403	212,673	*
Brookfield Credit Opportunities Master Fund, L.P.(11)	85,725,270	—	1.48	43,998,515	41,726,755	—	*
PF Fund Limited Partnership(12)	335,006,580	—	5.78	134,025,050	200,981,530	—	3.47
Citadel Equity Fund Ltd.(13)	100,000,000	—	1.73	84,233,085	15,766,915	—	*
Charcoal Crux 4, L.L.C.(14)	79,467,490	—	1.37	72,693,090	6,774,400	—	*
Knighthead Master Fund, L.P.(15)	75,224,700	—	1.30	52,950,340	22,274,360	—	*
Knighthead (NY) Fund, L.P.(16)	10,531,245	—	*	7,412,925	3,118,320	—	*
Knighthead Annuity & Life Assurance Company(17)	13,748,820	—	*	9,677,760	4,071,060	—	*
Benefit Street Credit Alpha Master Fund Ltd(18)	117,994,405	—	2.04	56,668,415	61,325,990	—	1.06
Hampshire Credit Alpha Master Fund LP(19)	24,454,280	—	*	8,767,830	15,686,450	—	*

Name	Number of Common Shares Beneficially Owned Prior to this Offering(1)(2)	Number of Preferred Shares Beneficially Owned Prior to this Offering(1)(3)	% of Total Share Capital(4)	Number of Common Shares Offered Hereby(2)	Number of Common Shares Beneficially Owned After this Offering(2)	Number of Preferred Shares Beneficially Owned After this Offering(3)	% of Total Share Capital(4)
Landmark Wall SMA L.P.(19)	8,266,025	—	*	4,416,280	3,849,745	—	*
Trinity Investments Designated Activity Company(19)	89,717,605	—	1.55	54,406,415	35,311,190	—	*
Burlington Loan Management Designated Activity Company(20)	159,411,775	—	2.69	53,403,895	106,007,880	—	1.79
Bennett Restructuring Fund, L.P.(21)	18,381,010	—	*	15,213,250	3,167,760	—	*
Bennett Offshore Restructuring Fund, Inc.(22)	4,828,525	—	*	3,971,175	857,350	—	*
Redwood Master Fund, Ltd.(23)	55,322,425	—	*	24,190,950	31,131,475	—	*
Redwood Drawdown Master Fund, L.P.(23)	3,051,150	—	*	1,532,165	1,158,985	—	*
CVI EMCVF Cayman Securities Ltd(24)	12,611,480	—	*	8,498,645	4,112,835	—	*
EOC Lux Securities S.a.r.l.(25)	12,693,315	—	*	7,111,970	5,581,345	—	*
Marble Ridge Master Fund LP(26)	5,500,000	—	*	5,191,605	308,395	—	*

*	Less than 1%.
(1)

This table is based upon information supplied by the selling shareholders, which information may not be accurate as of any date after the date of this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all Common Shares that they beneficially own.

(2)	Includes Common Shares represented by Common ADSs.
(3)	Includes Preferred Shares represented by Preferred ADSs.
(4)

Percentages are based on 5,796,447,165 Common Shares and 155,915,486 Preferred Shares outstanding on April 26, 2019. Under the Brazilian Corporate Law and our by-laws, holders of our Preferred Shares have been entitled to one vote per Preferred Share since April 28, 2017 as a result of our failure to pay the Minimum Preferred Dividend for 2014, 2015 and 2016.

(5)

GoldenTree Asset Management L.P., by virtue of its position as the Investment Manager or Advisor to each of GoldenTree High Yield Value Master Unit Trust, CenturyLink, Inc. Defined Benefit Master Trust, GoldenTree High Yield Value Fund Offshore (Strategic), Ltd., Kapitalforeningen MP Invest, High Yield Obligator, and Healthcare Employees’ Pension Plan – Manitoba (collectively, the “GoldenTree Funds”), may be deemed to have voting and investment power over the Common Shares directly held by the GoldenTree Funds. GoldenTree Asset Management LLC serves as the General Partner to GoldenTree Asset Management L.P. In addition, as the General Partner of GoldenTree Asset Management L.P., GoldenTree Asset Management LLC may be deemed to have voting and investment power over the Common Shares directly held by the GoldenTree Funds. The principal business of Steven Tananbaum is to serve as the managing member of GoldenTree Asset Management LLC. As the managing member of GoldenTree Asset Management LLC, Mr. Tananbaum may be deemed to have voting and investment power over the Common Shares directly held by the GoldenTree Funds. The address of each of the GoldenTree Funds is c/o GoldenTree Asset Management LP, 300 Park Avenue, 21st Floor, New York, NY 10022.

(6)

York Global Finance Fund, L.P. (“York”) is a Cayman limited partnership whose beneficial owners are certain investment funds and accounts (the “York Funds”) managed or advised by certain entities controlled by York Capital Management Global Advisors, LLC, a New York limited liability company (“YGA”). YGA is the sole senior managing member of the general partner or investment manager, as applicable, of each of the relevant York Funds. YGA exercises investment discretion over such York Funds and accordingly may be deemed to have beneficial ownership over the Common Shares beneficially owned by York Global Finance Fund, L.P. James G. Dinan is the chairman and a senior manager of YGA. The address of York Global Finance Fund, L.P is 767 Fifth Avenue, 17th Floor, New York, NY 10153.

(7)

Solus Alternative Asset Management LP serves as the investment subadvisor of Solus Opportunities IDF Series Interests of the SALI Multi-Series Fund, L.P. Solus GP LLC is the general partner of Solus Alternative Asset Management LP and Christopher Pucillo is the managing member of Solus GP LLC. Each of Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo may be deemed to have shared voting power and/or shared investment power with respect to the Common Shares held by Solus Opportunities IDF Series Interests of the SALI Multi-Series Fund L.P. Each of the foregoing entities and persons disclaims beneficial ownership of the Common Shares described herein, other than the Common Shares shown as directly held by such entity. The address of Solus Opportunities IDF Series Interests of the SALI Multi-Series Fund L.P. is c/o Solus Alternative Asset Management LP, 410 Park Avenue, 11th Floor, New York, NY 10022.

(8)

Solus Alternative Asset Management LP serves as the investment manager of each of Sola Ltd, Ultra Master Ltd, Ultra NB LLC, Solus Opportunities Fund 1 LP, Solus Opportunities Fund 3 LP, Solus Opportunities Fund 4 LP, Solus Opportunities Fund 5 LP and Solus SPC Master Fund Ltd for and on behalf of Segregated Portfolio 2 Master (collectively, the “Solus Managed Funds”). Solus GP LLC is the general partner of Solus Alternative Asset Management LP and Christopher Pucillo is the managing member of Solus GP LLC. Each of Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo may be deemed to have shared voting power and/or shared investment power with respect to the Common Shares and the Preferred Shares held by each of the Solus Managed Funds. Each of the foregoing entities and persons disclaims beneficial ownership of the Common Shares and Preferred Shares described herein, other than the Common Shares and the Preferred Shares shown as directly held by such entity. The address of each of the Solus Managed Funds is c/o Solus Alternative Asset Management LP, 410 Park Avenue, 11th Floor, New York, NY 10022.

(9)

Each of Canyon-ASP Fund, L.P., Canyon Balanced Master Fund, Ltd., Canyon Distressed Opportunity Master Fund II, L.P., Canyon-SL Value Fund, L.P., The Canyon Value Realization Master Fund, L.P., Canyon-GRF Master Fund II, L.P., Canyon NZ-DOF Investing, L.P., EP Canyon Ltd., Canyon Value Realization MAC 18 Ltd. and Canyon Value Realization Fund, L.P. (the “Canyon Funds”) is currently a party to an investment advisory agreement (or similarly title agreement) with Canyon, pursuant to which Canyon is granted discretionary rights, power and authority to manage, and vote with respect to certain of, such Canyon Fund’s investments, including each Canyon Fund’s investment in the Common Shares and the Preferred Shares. Canyon is ultimately owned and controlled by Joshua S. Friedman and Mitchell R. Julis. Each of Canyon and Messrs. Friedman and Julis disclaim beneficial ownership of the Common Shares and the Preferred Shares held by the Canyon Funds, except to the extent of the extent of the voting and investment power described above. The address of each of the Canyon Funds is c/o Canyon Capital Advisors LLC, 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

(10)

Canyon Blue Credit Investment Fund L.P. is currently a party to an investment advisory agreement with Canyon and Canyon Partners Real Estate LLC (“CPRE”) pursuant to which Canyon and CPRE are granted discretionary rights, power and authority to manage, and vote with respect to certain of, Canyon Blue Credit Investment Fund L.P. investments, including Canyon Blue Credit Investment Fund L.P.’s investment in the Common Shares. Canyon and CPRE are ultimately owned and controlled by Joshua S. Friedman and Mitchell R. Julis. Each of Canyon, CPRE and Messrs. Friedman and Julis disclaim beneficial ownership of the Common Shares held by Canyon Blue Credit Investment Fund L.P., except to the extent of the extent of the voting and investment power described above. The address of Canyon Blue Credit Investment Fund L.P. is c/o Canyon Capital Advisors LLC, 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

(11)

Brookfield Asset Management Private Institutional Capital Adviser (Credit) LLC (“BAM PIC Credit”) is the investment manager to Brookfield Credit Opportunities Master Fund, L.P. Brookfield Private Equity Holdings LLC (“BPEH”) is the managing member of BAM PIC Credit. Brookfield US Corporation (“BUC”) is the managing member of BPEH. Brookfield US Holdings Inc. (“BUH”) is the owner of BUC. Brookfield Holdings Canada Inc. (“BHC”) is the owner of BUH. Brookfield Asset Management Inc. (“BAM”), a publicly traded Canadian corporation (NYSE: BAM; TSX: BAM.A) is the owner of BHC. BAM PIC Credit, BPEH, BUC, BUH, BHC and BAM may be deemed to beneficially own the Common Shares held by Brookfield Credit Opportunities Master Fund, L.P. The address of Brookfield Credit Opportunities Master Fund, L.P. is 250 Vesey St., 15th Floor, New York, NY 10281.

(12)

2518154 Ontario Limited (‘251 OLTD”) is the General Partner of PF Fund Limited Partnership. 251 OLTD is indirectly wholly owned by BAM. 251 OLTD and BAM may be deemed to beneficially own the Common Shares held by PF Fund Limited Partnership. The address of PF Fund Limited Partnership is 181 Bay St., Suite 300, Toronto, Ontario, M5J 2T3, Canada.

(13)

Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel Equity Fund Ltd. (“CEFL”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shares power to vote or direct the vote of, and/or shared power to dispose or direct the disposition over, the Common Shares held by CEFL. Each of Citadel Advisors, CAH, CGP and Mr. Griffin disclaim beneficial ownership of the Common Shares held by CEFL. The address of CEFL is c/o Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(14)

This entity is owned by funds for which King Street Capital Management, L.P. (“KSCM”) serves as investment manager. KSCM serves as investment manager of Charcoal Crux 4, L.L.C. In its capacity as investment manager, KSCM has the power to direct the voting and disposition of the Common Shares held by Charcoal Crux 4, L.L.C. King Street Capital Management GP, L.L.C. (KSCM GP”) is the General Partner of KSCM. O. Francis Biondi, Jr. and Brian J. Higgins are the managing members of KSCM GP. As such, KSCM GP and Messrs. Biondi and Higgins may also be deemed to be the beneficial owners of, and to have the shared voting and dispositive power over, the Common Shares held by Charcoal Crux 4, L.L.C. The address of Charcoal Crux 4, L.L.C. is 65 East 55th Street, 30th Floor, New York, NY 10022.

(15)

Knighthead Capital Management, LLC (“Knighthead Capital”) is the investment advisor for Knighthead Master Fund, L.P. (“Knighthead Master”). Knighthead GP, LLC (“Knighthead GP”) is the General Partner of Knighthead Master. The managing members of Knighthead Capital are Thomas Wagner and Ara Cohen (collectively, the “Knighthead Managers”). Knighthead Capital, Knighthead GP and each of the Knighthead Managers may be deemed to beneficially own the Common Shares held by Knighthead Master. Knighthead Capital and Knighthead GP each disclaim beneficial ownership of such Common Shares. The address of Knighthead Master is c/o Knighthead Capital Management, LLC, 1140 Avenue of the Americas, 12th Floor, New York, NY 10036.

(16)

Knighthead Capital Management, LLC (“Knighthead Capital”) is the investment advisor for Knighthead (NY) Fund, L.P. (“Knighthead NY”). Knighthead (NY) GP, LLC (“Knighthead NY GP”) is the general partner of Knighthead NY. The managing members of Knighthead Capital are the Knighthead Managers. Knighthead Capital, Knighthead NY GP and each of the Knighthead Managers may be deemed to beneficially own the Common Shares held by Knighthead NY. Knighthead Capital and Knighthead NY GP each disclaim beneficial ownership of such Common Shares. The address of Knighthead NY is c/o Knighthead Capital Management, LLC, 1140 Avenue of the Americas, 12th Floor, New York, NY 10036.

(17)

Knighthead Capital Management, LLC (“Knighthead Capital”) is the investment advisor for Knighthead Annuity & Life Assurance Company (“Knighthead Annuity”). The managing members of Knighthead Capital are the Knighthead Managers. Knighthead Capital has full discretion to make investment decisions for Knighthead Annuity and accordingly, Knighthead Capital and each of the Knighthead Managers may be deemed to beneficially own the Common Shares held by Knighthead Annuity. Knighthead Capital disclaims beneficial ownership of such Common Shares. The address of Knighthead Annuity is c/o Knighthead Capital Management, LLC, 1140 Avenue of the Americas, 12th Floor, New York, NY 10036.

(18)

Benefit Street Partners L.L.C is the acting manager of Benefit Street Credit Alpha Master Fund Ltd., Hampshire Credit Alpha Master Fund LP and Landmark Wall SMA L.P. (the “Benefit Street Funds”). With discretionary trading control, Benefit Street Partners L.L.C has the power to both dispose and vote on the Common Shares held by the Benefit Street Funds. The address of each of the Benefit Street Funds is c/o Benefit Street Partners L.L.C, 9 West 57th Street, Suite 4920, New York, NY 10019.

(19)

Trinity Investment Designated Activity Company is a section 110 Irish orphaned entity with all of its share held in trust by Trinity Investments Charitable Trust. The trustee for Trinity Investments Charitable Trust is Ocarion Corporate Trustees (Ireland) Limited. As such, there are no defined beneficiaries for Trinity Investment Designated Activity Company. The address of Trinity Investment Designated Activity Company is 4th Floor, 3 George’s Dock, IFSC, Dublin 1. Ireland.

(20)	The address of Burlington Loan Management Designated Activity Company is 5th Floor, The Exchange, George’s Dock, IFSC, Dublin 1, Ireland.
(21)

Bennett Restructuring Fund, L.P. (“BRF”) is a Delaware limited partnership. The general partner of BRF is Restructuring Capital Associates, L.P. (“RCA”), which is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended. Bennett Capital Corporation, wholly-owned by James D. Bennett, is the general partner of RCA. Investment and management decisions for BRF are made by RCA. Bennett Management Corporation (“BMC”), which is wholly-owned by Mr. Bennett, is the management company for BRF. The address of BRF is 2 Stamford Plaza, Suite 1501, 281 Tresser Blvd., Stamford, CT 06901.

(22)

Bennett Offshore Restructuring Fund, Inc. (“BORF”) is an exempted company that was formed under the laws of the Cayman Islands. The investment manager of BORF is Bennett Offshore Investment Corporation, a corporation formed under the laws of the State of Connecticut, of which James D. Bennett is the President and owner. The Bennett Offshore Investment Corporation is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended. The address of Bennett Offshore Restructuring Fund, Inc. is c/o SS&C Fund Services (Cayman) Ltd., 39 Market Street, Suite 3205, 2nd Floor, Gardenia Court, Camana Bay, Grand Cayman, KY1-9003, Cayman Islands.

(23)

By virtue of its position as Investment Manager to Redwood Master Fund, Ltd. and Redwood Drawdown Master Fund, L.P. (the “Redwood Funds”), Redwood Capital Management, LLC and its Co-Chief Executive Officers, Mr. Jonathan Kolatch and Mr. Ruben Kliksberg, may be deemed to have voting and investment power over the Common Shares held directly by the Redwood Funds. The address of each of the Redwood Funds is c/o Redwood Capital Management, LLC, 910 Sylvan Ave., Englewood Cliffs, NJ 07631.

(24)

CarVal Investors, LLC serves as the investment manager to CVI EMCVF Cayman Securities Ltd (“EMCVF”). CarVal Carry GP Corp. is the sole director of EMCVF and has voting and dispositive power over the Common Shares held by EMCVF. CarVal Investors, LLC and CarVal Carry GP Corp. disclaim beneficial ownership of all Common Shares held by EMCVF. The address of EMCVF is c/o CarVal Investors LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

(25)

CarVal Investors, LLC serves as the investment manager to EOC Lux Securities S.a.r.l. (“EOC”). Cécile Gadisseur and Paul Hendrik Vermaak, as directors of EOC, share voting and dispositive power over the Common Shares held by EOC. CarVal Investors, LLC and each of the directors of EOC disclaim beneficial ownership of all Common Shares held by EOC. The address of EOC is c/o CarVal Investors LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

(26)

Marble Ridge Capital LP (“MRC”), is the investment manager of Marble Ridge Master Fund LP. Marble Ridge Capital GP LLC (“MRC GP”) is the general partner of Marble Ridge Master Fund LP. Daniel Kamensky is the Managing Member of MRC and MRC GP. Each of MRC, MRC GP and Daniel Kamensky may be deemed to have voting power and/or shared investment power with respect to the Common Shares held by Marble Ridge Master Fund LP. Each of MRC, MRC GP and Daniel Kamensky disclaims beneficial ownership of the Common Shares held by Marble Ridge Master Fund LP. The address of Marble Ridge Master Fund LP 112 West 34th St., Suite 2116, New York, NY 10120.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the material provisions of the deposit agreement, which we refer to as the ADS Deposit Agreement, pursuant to which the Common ADSs are to be issued. This summary is subject to and qualified in its entirety by reference to the ADS Deposit Agreement, including the form of American Depositary Receipt, or ADR, attached thereto. A copy of the ADS Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADS Deposit Agreement from the SEC’s website (www.sec.gov) or from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-195520 when retrieving such copy. Copies of the ADS Deposit Agreement are also available for inspection at the corporate trust office of The Bank of New York Mellon, the ADS Depositary, currently located at 240 Greenwich Street, New York, New York 10286, and at the office of Itaú Unibanco S.A., the ADS Custodian, currently located at Rua Ururaí, 111, Prédio B, Piso Térreo, Tatuapé, 03084-101, São Paulo, SP Brazil. The ADS Depositary’s principal executive office is also located at 240 Greenwich Street, New York, New York 10286.

General

The Bank of New York Mellon, as the ADS Depositary, registers and delivers Common ADSs. Each Common ADS represents five Common Shares (or a right to receive five Common Shares), deposited with the principal São Paulo office of Itaú Unibanco S.A., as the ADS Custodian. Each Common ADS also represents any other securities, cash or other property which may be held by the ADS Depositary under the ADS Deposit Agreement.

You may hold Common ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of Common ADSs, registered in your name, or (ii) by having Common ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in Common ADSs through your broker or other financial institution. If you hold Common ADSs directly, you are a registered Common ADS holder, also referred to as an Common ADS Holder. This description assumes you are a Common ADS Holder. If you hold Common ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Common ADS Holders described in this section. You should consult with their broker or financial institution to find out what those procedures are.

DRS is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the ADS Depositary may register the ownership of uncertificated Common ADSs, which ownership shall be confirmed by periodic statements sent by the ADS Depositary to the registered holders of uncertificated Common ADSs.

As a Common ADS holder, Oi will not treat you as one of its shareholders, and you will therefore not have shareholder rights established by Brazilian law and by Oi’s bylaws. Since the ADS Depositary is the registered holder of all Common Shares underlying the Common ADSs, the ADS Depositary will be treated as Oi’s shareholder. The ADS Deposit Agreement among Oi, the ADS Depositary and all holders of Oi’s Common ADSs, sets forth the rights of all Common ADS Holders, as well as the rights and obligations of the ADS Depositary. New York law governs the ADS Deposit Agreement and the Common ADSs. The following is a summary of the material provisions of the ADS deposit Agreement. For more complete information, you should read the entire ADS Deposit Agreement and the form of ADR relating to the Common ADSs.

Fees and Expenses

Persons depositing or withdrawing Common Shares must pay:

•	US$5.00 (or less) per 100 Common ADSs (or portion of 100 Common ADSs) for the issuance of Common ADSs, including issuances resulting from a distribution of Common Shares or rights or other property;

•

US$5.00 (or less) per 100 Common ADSs (or portion of 100 Common ADSs) for the cancellation of Common ADSs for the purpose of withdrawal, including in the event of the termination of the ADS Deposit Agreement;

•	US$0.02 (or less) per Common ADS (or portion thereof) for any cash distribution;

•	US$0.02 (or less) per Common ADS (or portion thereof) per calendar year for depositary services;

•

in the event of distributions of securities (other than Common Shares), a fee equivalent to the fee for the issuance of Common ADSs referred to above, which would have been charged, as a result of the deposit of such securities (treating such securities as Common Shares);

•

registration or transfer fees for the transfer and registration of Common Shares on Oi’s share register to or from the name of the ADS Depositary or its agent when you deposit or withdraw Common Shares;

•	charges of the ADS Depositary for (1) cable, telex and facsimile transmissions (when expressly provided in the ADS Deposit Agreement), and (2) expenses of converting foreign currency to U.S. dollars;

•

taxes and other governmental charges the ADS Depositary or the ADS Custodian have to pay on any Common ADS or Common Share underlying a Common ADS, for example, stock transfer taxes, stamp duty or withholding taxes, as necessary; and

•	any charges incurred by the ADS Depositary or its agents for servicing the deposited securities, as necessary

The ADS Depositary collects its fees for the delivery and surrender of Common ADSs directly from investors depositing Common Shares or surrendering Common ADSs or from intermediaries acting for them. The ADS Depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADS Depositary may collect its annual fee for depositary services by deductions from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The ADS Depositary may collect any of its fees by deduction from any cash distribution payable to Common ADS Holders that are obligated to pay those fees. The ADS Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the ADS Depositary may make payments to Oi to reimburse and / or share revenue from the fees collected from Common ADS Holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of the establishment and maintenance of the Common ADS program. In performing its duties under the ADS Deposit Agreement, the ADS Depositary may use brokers, dealers or other service providers that are affiliates of the ADS Depositary and that may earn or share fees or commissions.

The ADS Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the ADS Deposit Agreement and the rate that the ADS Depositary or its affiliate receives when buying or selling foreign currency for its own account. The ADS Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the ADS Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Common ADS Holders, subject to the ADS Depositary’s obligations under the ADS Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Dividends and Other Distributions

•	How will Common ADS Holders receive dividends and other distributions on the Common Shares?

The ADS Depositary has agreed to pay to Common ADSs Holders the cash dividends or other distributions it or the ADS Custodian receives on Common Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Common Shares your Common ADSs represent.

•

Cash. The ADS Depositary will convert any cash dividend or other cash distribution Oi pays on the Common Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the ADS deposit Agreement allows the ADS Depositary to distribute the foreign currency only to those Common ADS Holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the Common ADS Holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The ADS Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the real-to-dollar exchange rate fluctuates during a time when the ADS Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares. The ADS Depositary may distribute additional Common ADSs representing any Common Shares Oi distributes as a dividend or free distribution. The ADS Depositary will only distribute whole Common ADSs. It will sell Common Shares which would require it to deliver a fractional Common ADS and distribute the net proceeds in the same manner and subject to the same conditions as if such amount were a cash dividend or other cash distribution. If the ADS Depositary does not distribute additional Common ADSs, the outstanding Common ADSs will also represent the Common Shares. The ADS Depositary may sell a portion of the distributed Common Shares sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to Purchase Additional Shares. If Oi offers holders of its securities any rights to subscribe for additional Common Shares or any other rights, the ADS Depositary may make these rights available to Common ADS Holders. If the ADS Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the ADS Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The ADS Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the ADS Depositary makes rights available to Common ADS Holders, it will exercise the rights and purchase the Common Shares on your behalf. The ADS Depositary will then deposit the Common Shares and deliver Common ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the Common ADSs represented by Common Shares purchased upon exercise of rights. For example, you may not be able to trade these Common ADSs freely in the United States. In this case, the ADS Depositary may deliver restricted depositary Common Shares that have the same terms as the Common ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions. The ADS Depositary will send to Common ADS Holders anything else Oi distributes on deposited securities in any manner it may reasonably deem equitable and practicable for accomplishing such distribution. If in the opinion of the ADS Depositary such a distribution is deemed not to be feasible, the ADS Depositary may either sell the property Oi distributed and distribute the net proceeds in the same manner and subject to the same conditions as if such amount were a cash dividend or other cash distribution or it may hold the distributed property, in which case Common ADSs will also represent the newly distributed property. However, the ADS Depositary is not required to distribute any securities (other than Common ADSs) to Common ADS Holders unless it receives satisfactory evidence from Oi that it is legal to make that distribution. The ADS Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The ADS Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Common ADS Holders. Oi has no obligation to register Common ADSs, Common Shares, rights or other securities under the Securities Act. Oi also has no obligation to take any other action to permit the distribution of Common ADSs, Common Shares, rights or anything else to ADS holders. This means that you may not receive the distributions Oi makes on Common Shares or any value for them if it is illegal or impractical for Oi to make them available to you.

Deposit, Withdrawal and Cancellation

How are Common ADSs issued?

The ADS Depositary will deliver Common ADSs if you or your broker deposits Common Shares or evidence of rights to receive Common Shares with the ADS Custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will register the appropriate number of Common ADSs in the names you request and will deliver the Common ADSs to or upon the order of the person or persons that made the deposit.

How can Common ADS Holders withdraw the deposited securities?

Common ADSs Holders may surrender their Common ADSs at the ADS Depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will deliver the Common Shares and any other deposited securities underlying the Common ADSs to the Common ADS Holder or a person the Common ADS Holder designates at the office of the ADS Custodian. Or, at your request, risk and expense, the ADS Depositary will deliver the deposited securities at its corporate trust office, if feasible.

Common ADS Holders have the right to cancel their Common ADSs and withdraw the underlying Common Shares at any time except:

•

when temporary delays arise because: (1) the ADS Depositary has closed its transfer books or Oi has closed its transfer books, (2) the transfer of Common Shares is blocked to permit voting at a shareholders’ meeting, or (3) Oi is paying a dividend on its Common Shares;

•	when you owe money to pay fees, taxes and similar charges; and

•

when it is necessary to prohibit withdrawals in order to comply with any U.S. or foreign laws or governmental regulations that apply to Common ADSs or to the withdrawal of Common Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the ADS Deposit Agreement.

How do Common ADS Holders interchange between certificated Common ADSs and uncertificated Common ADSs?

You may surrender your ADR to the ADS Depositary for the purpose of exchanging your ADR for uncertificated Common ADSs. The ADS Depositary will cancel that ADR and will send to the Common ADS Holder a statement confirming that the Common ADS Holder is the registered holder of uncertificated Common ADSs.

Upon receipt by the ADS Depositary of a proper instruction from a registered holder of uncertificated Common ADSs requesting the exchange of uncertificated Common ADSs for certificated Common ADSs, the ADS Depositary will execute and deliver to the Common ADS Holder an ADR evidencing those Common ADSs.

Voting Rights

How do you vote?

The Common Shares entitle their holders to vote on all matters presented to a vote of shareholders of Oi as set forth under “Description of Share Capital—Voting Rights.”

Common ADS Holders do not have voting rights but may instruct the ADS Depositary to vote the number of deposited Common Shares their Common ADSs represent. The ADS Depositary will notify Common ADS Holders of shareholders’ meetings and arrange to deliver Oi’s voting materials to them if Oi asks it to. Those materials will describe the matters to be voted on and explain how Common ADS Holders may instruct the ADS Depositary how to vote. For instructions to be valid, they must reach the ADS Depositary by a date set by the ADS Depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the Common Shares. However, you may not know about the meeting enough in advance to withdraw the Common Shares.

The ADS Depositary will try, as far as practical, subject to the laws of Brazil and of Oi’s by-laws, to vote or to have its agents vote the Common Shares or other deposited securities as instructed by Common ADS Holders. The ADS Depositary will only vote or attempt to vote as instructed or as provided in the following sentence. If Oi requested the ADS Depositary to solicit your voting instructions at least 30 days before the meeting date but the ADS Depositary does not receive your instructions by the date it set, the ADS Depositary will consider you to have given instructions to give a discretionary proxy to a person designated Oi by with respect to the number of Common Shares your Common ADSs represent and the ADS Depositary will give that discretionary proxy, except that the ADS Depositary will not give a discretionary proxy if Oi informs the ADS Depositary that (i) Oi does not wish to receive it, (ii) substantial opposition to the question to be voted exists, or (iii) that matter would materially and adversely affects the rights of holders of Common Shares.

Oi cannot assure you that you will receive the voting materials in time to ensure that you can instruct the ADS Depositary to vote the Common Shares represented by your Common ADSs. In addition, the ADS Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise the right to vote the Common Shares represented by your Common ADSs and there may be nothing you can do if the Common Shares represented by your Common ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the ADS Depositary as to the exercise of voting rights relating to deposited securities, if Oi requests the ADS Depositary to act, Oi agrees to give the ADS Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your Common ADSs or on the deposited securities represented by any of your Common ADSs. The ADS Depositary may refuse to register any transfer of your Common ADSs or allow you to withdraw the deposited securities represented by your Common ADSs until such taxes or other charges are paid. The ADS Depositary may apply payments owed to you or sell deposited securities represented by your Common ADSs to pay any taxes owed and you will remain liable for any deficiency. If the ADS Depositary sells deposited securities represented by your Common ADSs, it will, if appropriate, reduce the number of Common ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If Oi:	Then:
• Changes the nominal or par value of the Common Shares • Reclassifies, splits up or consolidates any of the deposited securities

The cash, Common Shares or other securities received by the ADS Depositary will become deposited securities. Each Common ADS will automatically represent its equal share of the new deposited securities.

• Distributes securities on the Common Shares that are not distributed to you
• Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of its assets, or takes any similar action	The ADS Depositary may, and will if Oi asks it to, distribute some or all of the cash, Common Shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the ADS Deposit Agreement be amended?

Oi may agree with the ADS Depositary to amend the ADS Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the ADS Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Common ADS Holders, it will not become effective for outstanding Common ADSs until 30 days after the ADS Depositary notifies Common ADS Holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Common ADSs, to agree to the amendment and to be bound by the ADRs and the ADS Deposit Agreement as amended.

How may the ADS Deposit Agreement be terminated?

The ADS Depositary will terminate the ADS Deposit Agreement at Oi’s direction by mailing notice of termination to the applicable Common ADS Holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The ADS Depositary may also terminate the ADS Deposit Agreement by mailing notice of termination to Oi and the applicable Common ADS Holders if 60 days have passed since the ADS Depositary told Oi it wants to resign but a successor ADS Depositary has not been appointed and accepted its appointment.

The ADS Depositary may terminate the ADS Deposit Agreement on as little as 15 days’ notice if it believes it may be subject to legal liability because Oi failed to provide information required by Brazilian government regulators.

After termination, the ADS Depositary and its agents will do the following under the ADS Deposit Agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver Common Shares and other deposited securities upon cancellation of Common ADSs. Four months after termination, the ADS Depositary may sell any remaining deposited securities by public or private sale. After that, the ADS Depositary will hold the money it received on the sale, as well as any other cash it is holding under the ADS Deposit Agreement for the pro rata benefit of the Common ADS Holders that have not surrendered their Common ADSs. It will not invest the money and has no liability for interest. The ADS Depositary’s only obligations will be to account for the money and other cash. After termination, Oi’s only obligations will be to indemnify the ADS Depositary and to pay fees and expenses of the ADS Depositary that Oi agreed to pay.

Limitations on Obligations and Liability

Limits on Oi’s Obligations and the Obligations of the ADS Depositary; Limits on Liability to Common ADS Holders

The ADS Deposit Agreement expressly limits Oi’s obligations and the obligations of the ADS Depositary. It also limits Oi’s liability and the liability of the ADS Depositary. Oi and the ADS Depositary:

•	are only obligated to take the actions specifically set forth in the ADS Deposit Agreement without negligence or bad faith;

•	are not liable if Oi is or it is prevented or delayed by law or circumstances beyond Oi’s control from performing Oi’s or its obligations under the ADS Deposit Agreement;

•	are not liable if Oi or it exercises discretion permitted under the ADS Deposit Agreement;

•

are not liable for the inability of any Common ADS Holder to benefit from any distribution on deposited securities that is not made available to Common ADS Holders under the terms of the ADS Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the ADS Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Common ADSs or the ADS Deposit Agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depositary, clearing agency or settlement system; and

•	may rely upon any documents Oi believes or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the ADS Deposit Agreement, Oi and the ADS Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the ADS Depositary will deliver or register a transfer of a Common ADS, make a distribution on a Common ADS, or permit withdrawal of Common Shares, the ADS Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Common Shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the ADS Deposit Agreement, including presentation of transfer documents.

The ADS Depositary may refuse to deliver Common ADSs or register transfers of Common ADSs generally when the transfer books of the ADS Depositary or Oi’s transfer books are closed or at any time if the ADS Depositary or Oi thinks it advisable to do so.

Direct Registration System

In the ADS Deposit Agreement, all parties to the ADS Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated Common ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the ADS Depositary may register the ownership of uncertificated Common ADSs, which ownership shall be evidenced by periodic statements sent by the ADS Depositary to the registered holders of uncertificated Common ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered Common ADS Holder, to direct the ADS Depositary to register a transfer of those Common ADSs to DTC or its nominee and to deliver those Common ADSs to the DTC account of that DTC participant without receipt by the ADS Depositary of prior authorization from the Common ADS Holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the ADS Deposit Agreement understand that the ADS Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Common ADS Holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the Common ADS Holder (notwithstanding any requirements under the Uniform Commercial Code). In the ADS Deposit Agreement, the parties agree that the ADS Depositary’s reliance on and compliance with instructions received by the ADS Depositary through the DRS/Profile System and in accordance with the ADS Deposit Agreement, shall not constitute negligence or bad faith on the part of the ADS Depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The ADS Depositary will make available for your inspection at its office all communications that it receives from Oi as a holder of deposited securities that Oi makes generally available to holders of deposited securities. The ADS Depositary will send you copies of those communications if Oi asks it to. You have a right to inspect the register of Common ADS Holders, but not for the purpose of contacting those holders about a matter unrelated to Oi’s business or the Common ADSs.

Jury Trial Waiver

The ADS Deposit Agreement provides that, to the extent permitted by law, Common ADS holders waive the right to a jury trial of any claim they may have against Oi or the ADS Depositary arising out of or relating to Common Shares, the Common ADSs or the ADS Deposit Agreement, including any claim under the U.S. federal securities laws. If Oi or the ADS Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

PLAN OF DISTRIBUTION

We are registering 1,405,675,930 Common Shares represented by 281,135,186 Common ADSs to permit the resale of those Common ADSs by the selling shareholders from time to time after the date of this prospectus. The Common ADSs covered by this prospectus may be offered and sold from time to time by the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of the Common ADSs. We will bear all fees and expenses incident to our obligation to register the Common ADSs.

The Common ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling shareholders may offer and sell all or a portion of the Common ADSs covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NYSE or on any other national securities exchange or quotation service on which the Common ADSs may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through any other method permitted pursuant to applicable law.

Instead of selling the Common ADSs under this prospectus, the selling shareholders may sell all or a portion the Common ADSs offered by this prospectus in compliance with the provisions of Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or pursuant to other available exemptions from the registration requirements of the Securities Act, provided that such sales meet the criteria and conform to the requirements of such exemptions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

The selling shareholders may, at their discretion, sell all, none, or a portion of the Common ADSs beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. If the Common ADSs are sold through broker-dealers or agents, the broker-dealers or their agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale and the selling shareholders will be responsible for broker-dealers or agents’ commissions, discounts or concessions. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Common ADSs against certain liabilities, including liabilities arising under the Securities Act.

To the extent that any of the selling shareholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the Common ADSs represented by the registered Common Shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, based on the representations received by Oi from the selling shareholders, none of the selling shareholders are brokers or dealers or affiliated with brokers or dealers.

In offering the Common ADSs covered by this prospectus, any broker-dealers or agents who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the Common ADSs must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common ADSs may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act. This regulation may limit the timing of purchases and sales of any of the Common ADSs offered by this prospectus by the selling shareholders and any other participating person. The anti-manipulation rules under the Exchange Act may apply to sales of Common ADSs in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Common ADSs to engage in market-making activities with respect to the Common ADSs for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the Common ADSs and the ability of any person or entity to engage in market-making activities with respect to the Common ADSs.

EXPENSES OF THE OFFERING

The following table sets forth all expenses payable by us in connection with this offering. All the amounts shown are estimates except for the SEC registration fee.

Amount
(in U.S. dollars)
SEC registration fee	US$62,207.75(1)
Legal, accounting and advisory fees	1,628,299.44
Printing and mailing expenses	16,000.00
Miscellaneous fees and expenses	15,000.00

Total	US$1,705,507.19

(1)	Previously paid in connection with the filing of the Prior Registration Statement on Form F-1.

ENFORCEABILITY OF CIVIL LIABILITIES

Oi is a corporation organized under the laws of Brazil. All of the directors and officers of Oi and some of the advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons, or to enforce against such persons judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Oi has been advised by Barbosa, Müssnich & Aragão Advogados, its Brazilian counsel, that a judgment of non-Brazilian courts for civil liabilities predicated upon the securities laws of countries other than Brazil, including the U.S. securities laws, may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against Oi, its directors and officers or certain advisors named herein obtained outside Brazil would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Court of Justice). That confirmation will only be available if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the non-Brazilian court where the foreign judgment is granted;

•

is issued by a court of competent jurisdiction after proper service of process on the parties according to the rules of the location where the party to be summoned resides, or after sufficient evidence of its absence has been given, as established pursuant to applicable law;

•	is final and, therefore, not subject to appeal;

•

original is accompanied by a sworn translation into Portuguese as well as with key documents and its sworn translations duly authenticated by the Brazilian consulate in the location where the non-Brazilian court rendered the judgment; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

Oi has been further advised by its Brazilian counsel that original actions may be brought in connection with this Information Statement predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against Oi or the directors and officers and certain advisors named herein provided that provisions of the federal securities laws of the United States do not contravene Brazilian laws and regulation, public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of debt instrument or counterclaim. Notwithstanding the foregoing, Oi cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

LEGAL MATTERS

The validity of the Common Shares, including Common Shares represented by ADSs, offered by this prospectus and certain legal matters governed by Brazilian law will be passed upon by Barbosa Müssnich Aragão. We have been advised on U.S. securities matters by White & Case LLP.

EXPERTS

The consolidated financial statements of Oi S.A. – Under Judicial Reorganization and subsidiaries as of December 31, 2018 and for the year ended December 31, 2018, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part in reliance upon the report of BDO RCS Auditores Independentes S.S., an independent registered public accounting firm, as stated in their report, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The audit report dated April 26, 2019 contains as explanatory paragraph that states that we have suffered recurring losses from operations, have a net accumulated deficit and have recently emerged from judicial reorganization. These events and conditions raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements of Oi S.A. – Under Judicial Reorganization - Debtor-in-possession and subsidiaries as of December 31, 2017 and for each of the years in the two-year period ended December 31, 2017, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG Auditores Independentes, an independent registered public accounting firm, that has been incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2017 consolidated financial statements contains an explanatory paragraph that states that we have suffered from recurring losses from operations, have a net capital deficit and net shareholders’ deficit, and need to achieve the conditions of the judicial reorganization plan, which events or conditions raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

1,405,675,930 Common Shares

represented by

281,135,186 Common American Depositary Shares

May 1, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Neither the laws of Brazil nor the registrants’ constitutive documents provide for indemnification of directors and officers. However, the registrants’ directors and officers benefit from insurance and indemnification agreements with the registrant against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 9.	Exhibits and Financial Statement Schedules

The following is a list of all exhibits filed as part of this registration statement on Form F-3, including those incorporated by reference in this prospectus.

Exhibit No.	Description of Document
2.1	Judicial Reorganization Plan of Oi S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Oi Móvel S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance B.V. – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization, dated December 20, 2017 (in Portuguese) (incorporated by reference to Exhibit 2.03 to Form 20-F of Oi S.A. – In Judicial Reorganization filed on May 16, 2018).
2.2	Judicial Reorganization Plan of Oi S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Oi Móvel S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance B.V. – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization, dated December 20, 2017 (English translation) (incorporated by reference to Exhibit 2.04 to Form 20-F of Oi S.A. – In Judicial Reorganization filed on May 16, 2018).
4.1	Form of Amended and Restated Deposit Agreement (Common Shares), among Oi S.A. – In Judicial Reorganization, The Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1 to Form F-6 of Oi S.A. – In Judicial Reorganization filed on February 28, 2012).
4.2	Indenture, dated as of July 27, 2018, among of Oi S.A. – In Judicial Reorganization, as the Company, Telemar Norte Leste S.A. – In Judicial Reorganization, Oi Móvel S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance B.V. – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization, as Subsidiary Guarantors, and The Bank of New York Mellon, as Trustee, Registrar, Principal Paying Agent and Transfer Agent (incorporated by reference to Exhibit 4.2 to Form F-1/A of Oi S.A. – In Judicial Reorganization filed on September 4, 2018).
4.3	Form of 10.000% / 12.000% Senior PIK Toggle Notes due 2025 (included in Exhibit 4.2).
5.1	Opinion of Barbosa, Müssnich & Aragão Advogados, Brazilian counsel to the Registrant, as to the validity of the common shares (including consent).
8.1	Opinion of Barbosa, Müssnich & Aragão Advogados as to certain Brazilian tax matters (including consent).
23.1	Consent of KPMG Auditores Independentes.
23.2	Consent of BDO RCS Auditores Independentes S.S.
23.3	Consent of Barbosa, Müssnich & Aragão Advogados (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included on signature page to the original filing of this Registration Statement on Form F-1).

There are numerous instruments defining the rights of holders of long-term indebtedness of Oi S.A. – In Judicial Reorganization and its consolidated subsidiaries, none of which authorizes securities that exceed 10% of the total assets of Oi S.A. – In Judicial Reorganization and its subsidiaries on a consolidated basis. Oi S.A. – In Judicial Reorganization hereby agrees to furnish a copy of any such agreements to the SEC upon request.

Item 10.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to Form F-1 on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Rio de Janeiro, State of Rio de Janeiro, Brazil, on May 1, 2019.

OI S.A. – IN JUDICIAL REORGANIZATION

/s/ Carlos Augusto Machado Pereira de Almeida Brandão
Name:	Carlos Augusto Machado Pereira de Almeida Brandão
Title:	Chief Financial Officer and Investor Relations Officer

/s/ Bernardo Kos Winik
Name:	Bernardo Kos Winik
Title:	Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form F-1 on Form F-3 has been signed by the following persons on May 1, 2019 in the capacities indicated:

*	Chief Executive Officer
EURICO DE JESUS TELES NETO	(principal executive officer)

/s/ Carlos Augusto Machado Pereira de Almeida Brandão	Chief Financial Officer and Investor Relations Officer
CARLOS AUGUSTO MACHADO PEREIRA DE ALMEIDA BRANDÃO	(principal financial officer)

*	Chief Accounting Officer
DAVID TAVARES NEVES NUNES	(principal accounting officer)

*	Chairman of the Board of Directors
ELEAZAR DE CARVALHO FILHO

*	Vice-Chairman of the Board of Directors
MARCOS GRODETZKY

*	Director
HENRIQUE JOSÉ FERNANDES LUZ

*	Director
JOSÉ MAURO METTRAU CARNEIRO DA CUNHA

*	Director
MARCOS BASTOS ROCHA

*	Director
MARIA HELENA DOS SANTOS FERNANDES DE SANTANA

*	Director
PAULINO DO REGO BARROS JR.

*	Director
RICARDO REISEN DE PINHO

*	Director
RODRIGO MODESTO DE ABREU

*	Director
WALLIM CRUZ DE VASCONCELLOS JUNIOR

*	Director
ROGER SOLÉ RAFOLS

* By:	/s/ Carlos Augusto Machado Pereira de Almeida Brandão
Name:	Carlos Augusto Machado Pereira de Almeida Brandão
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Oi S.A. – In Judicial Reorganization in the United States, has signed this registration statement in the City of New York, State of New York on May 1, 2019.

US Authorized Representative
COGENCY GLOBAL INC.

By:	/s/ Richard Arthur

For and on behalf of Cogency Global Inc.
Name: Richard Arthur
Title: Assistant Secretary